   As filed with the Securities and Exchange Commission on September 14, 2001
                                            Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                           WIRE ONE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                              5065                        77-0312442
(State or other jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)      Classification Code Number)       Identification Number)

                                 225 Long Avenue
                           Hillside, New Jersey 07205
                                 (973) 282-2000
     (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                -----------------

                                  Richard Reiss
                      President and Chief Executive Officer
                           Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205
                                 (973) 282-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------

                                   Copies to:

       Jonathan Birkhahn                          Michael J.W. Rennock, Esq.
 Executive VP Business Affairs                     Morrison & Foerster LLP
      and General Counsel                        1290 Avenue of the Americas
  Wire One Technologies, Inc.                      New York, New York 10104
        225 Long Avenue                                 (212) 468-8000
  Hillside, New Jersey 07205
        (973) 282-2000


     Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------

                                            CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                               Amount to      Proposed Maximum     Proposed Maximum      Amount of
Title of Each Class of                       be Registered     Offering Price      Aggregate Offering   Registration
Securities to be Registered                       (1)           Per Share (2)          Price (2)            Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value per share      5,285,557           $4.175             $22,067,200          $5,517
----------------------------------------------------------------------------------------------------------------------

(1) Includes 2,055,856 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on September 10, 2001 in accordance with Rule 457 under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission makes the registration statement that includes this prospectus effective.

--------------------------------------------------------------------------------


                PRELIMINARY PROSPECTUS - - SUBJECT TO COMPLETION,
                            DATED SEPTEMBER 14, 2001




                                5,285,557 Shares





                                 [Wire One Logo]





                                  Common Stock



     This prospectus relates to 5,285,557 shares of our common stock which may be sold from time to time by the selling stockholders listed beginning on page 9, including their transferees, pledgees or donees or their successors.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 13.

     Our common stock is quoted on the Nasdaq National Market under the symbol "WONE". On September 10, 2001, the last reported sale price for the common stock on the Nasdaq National Market was $4.28 per share.

     Investment in our common stock involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                -----------------



               The date of this prospectus is ___________ , 2001.

                                TABLE OF CONTENTS


                                                                       Page

Forward-Looking Statements............................................   1
About Wire One........................................................   2
Risk Factors..........................................................   3
Use of Proceeds.......................................................   9
Selling Stockholders..................................................   9
Plan of Distribution..................................................  13
Description of Common Stock...........................................  14
Experts...............................................................  15
Legal Matters.........................................................  15
Where You Can Find More Information...................................  15
Incorporation of Certain Documents by Reference.......................  16


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.


                           FORWARD-LOOKING STATEMENTS


         This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus and in the incorporated documents are reasonable, we cannot assure you that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and for the reasons described elsewhere in this prospectus. These factors, risks and uncertainties include market acceptance and availability of new products and services; the nonexclusive and terminable-at-will nature of our reseller agreements with manufacturers; rapid technological change affecting products and services; the impact of competitive products and services, as well as competition from other resellers and service providers; possible delays in the shipment of new products; and the availability of sufficient financial resources to enable us to expand our operations. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                                 ABOUT WIRE ONE


        Wire One is a leading full-service provider of a complete range of video communications solutions, including Glowpoint, a subscription-based service providing customers with broadband access to a two-way video communications network utilizing a dedicated internet protocol ("IP") backbone. We provide customers with a single point of contact for all of their video communications requirements, including consultation, procurement, integration and operation of their video communications systems. We offer our customers video communications products from leading manufacturers such as PictureTel Corporation, Polycom, Inc., RADVision Ltd., Sony Electronics, Inc. and VCON Telecommunications, Ltd. and provide a comprehensive suite of video and data services including bridging, on-site technical assistance, customized training, engineering and maintenance. Our current customer base includes over 2,500 companies with approximately 14,000 videoconferencing endpoints in the commercial, federal and state government, medical and education marketplaces nationwide and across the globe.

        Our Glowpoint network, which we believe is the first subscriber service for video communications over IP, provides customers with a high-quality platform for video communications and related applications. The Glowpoint service offers subscribers substantially reduced transmission costs and superior video communications quality, remote management of all videoconferencing endpoints utilizing simple network management protocol, gateway services to ISDN standards-based video communications equipment, video streaming and store-and-forward applications from our network operations center. Leading IP video communications and video networking equipment suppliers, including Cisco Systems, Inc., PictureTel, Polycom, RADVision and VCON, have already announced that their products will be compatible with Glowpoint.

        We also offer voice communications products manufactured by, among others, Lucent Technologies, Inc. and Panasonic Communications and Systems Company, including digital key and hybrid telephone systems and PBX telephone systems. We also distribute data products from companies such as Adtran, Lucent, Madge Networks N.V. and RADVision to provide our customers with remote access into LANs, permitting them to acquire bandwidth on demand and to digitally transmit data.

        Wire One is a Delaware corporation that was formed in May 2000 by the merger of All Communications Corporation ("ACC"), a value-added integrator of video, voice and network communications solutions since 1991, into View Tech, Inc. ("VTI"), a provider of video, voice and data communications equipment and services since 1992. Our corporate offices are located at 225 Long Avenue, Hillside, New Jersey 07205. Our telephone number at that location is (973) 282-2000.

                                  RISK FACTORS


     You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Risks Relating to Our Business

We Have Incurred Significant Losses. We May Continue to Incur Losses and We May Never Achieve and Sustain Profitability.

     During the year ended December 31, 2000 and for the six-month period ended June 30, 2001, we have incurred significant operating losses and negative cash flows from operating activities. We expect to continue to make significant expenditures in connection with expanding and adapting our national network infrastructure and support services. We may continue to experience losses in future periods. There is no guarantee that Wire One will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all.

We Depend upon Suppliers and Have Limited Sources of Supply for Certain Products and Services.

     We rely on other companies to supply some key products and services that we sell and some components of our network infrastructure. Some of the products and services that we resell, and certain components that we require for our network, are available only from limited sources. We could be adversely affected if such sources were to become unavailable to us on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party products and services cost-effectively and on the scale and within the timeframes we require, or at all. Failure to obtain or to continue to make use of such third-party products and services would have a material adverse effect on our business, financial condition and results of operations.

Our Future Success Is Dependent on the Continued Employment of Richard Reiss.

     Wire One's success will be highly dependent on the experience and continued employment of Richard Reiss, our chairman of the board, chief executive officer and president, the loss of whose services would have a material adverse effect on our business. We have entered into an employment agreement with Mr. Reiss, which agreement expires on December 31, 2003.

The Loss of Our Professionals Would Make It Difficult to Complete Existing Projects, Which Could Adversely Affect Our Businesses and Results of Operations.

     Our business is labor-intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects.

We Depend upon Our Network and Facilities Infrastructure.

     Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on terms and conditions satisfactory to us. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

Our Network Could Fail, Which Could Negatively Impact Our Revenues.

     Our success depends upon our ability to deliver reliable, high-speed access to our partners' data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our network infrastructure, or at one or more of our partners' data centers, could substantially and adversely impact our business. We cannot assure you that we will not experience failures or shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business.

We May Be Unable to Implement Our Acquisition Growth Strategy, Which Could Harm Our Business and Competitive Position in the Industry.

     Our business strategy includes making strategic acquisitions of other videoconferencing companies. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

o expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

o higher prices for acquired companies because of greater competition for attractive acquisition targets;

o expenses, delays and difficulties of integrating the acquired company into our existing organization;

o greater impact of the goodwill of acquired companies on our results of operations because pooling of interests accounting for acquisitions is no longer available;

o ability of management to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base;

o    competition for qualified professionals;

o possible dilution of existing stockholders if we sell stock to the public to raise cash for acquisitions;

o    diversion of management's attention;

o    expenses of amortizing the acquired companies' intangible assets; and

o expense of any undisclosed or potential legal liabilities of the acquired company.

     If realized, any of these risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.


We May Need To Obtain Additional Financing And We Cannot Be Certain That Additional Financing Will Be Available When Needed Or On Terms Favorable To Us Or Our Stockholders.

     Our future capital requirements will depend on many factors, including but not limited to:

o    market acceptance of Glowpoint;

o promotion and marketing expenditures required to maintain a competitive position in the marketplace;

o    investments in new technology and improvements of existing technology; and

o the response of competitors to our introduction of Glowpoint and other new products and services.

     We believe that our existing cash balances and funds generated from operations will provide us with sufficient funds to finance our operations for approximately the next 12 months. To the extent that existing resources are insufficient to fund our activities over the long-term, we may need to raise additional funds through equity or debt financing or from other sources. The sale of equity or convertible debt may result in dilution to our stockholders. To the extent that we rely upon debt financing, we will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and terms that restrict our operating flexibility. We cannot assure you additional equity or debt financing will be available or that, if available, it will be on terms favorable to us or our stockholders. Failure to obtain necessary financing could have a material adverse effect on our business, financial condition or results of operations.


We May Be Unable To Adequately Protect Our Intellectual Property Rights.

     Our success depends on our ability to protect the intellectual property imbedded into our proprietary network architecture. If we do not adequately protect our intellectual property, our customers, network infrastructure providers or competitors could use the intellectual property we have developed to enhance their products and services to our detriment, and may develop and offer competing solutions to the marketplace. We rely on a combination of trade secret laws, confidentiality agreements and other contractual provisions to protect our intellectual property rights, but these legal measures provide only limited protection. Currently, we have no patents or patent applications pending.


Third Parties May Claim That We Have Breached Their Intellectual Property Rights, Which Could Result In Significant Additional Costs Or Prevent Us From Providing All Of Our Services.

     Third parties may bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. Claims of this kind, even if without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from distributing certain content or utilizing important technologies, ideas or formats.

A Decrease in the Number and/or Size of Our Projects May Cause Our Results to Fall Short of Investors' Expectations and Adversely Affect the Price of Our Common Stock.

     If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results (including the growth of our Glowpoint network) fall short of investors' expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

We Will Be Subject to The Risks Associated with the Conduct of Business in Foreign Markets, Including Increased Credit Risks, Trade Restrictions, Export Duties and Tariffs and Fluctuations in Exchange Rates of Foreign Currency, any of Which Could Have a Material Adverse Effect on Our Operating Margins and Results Of Operations.

     In 2000, approximately 4% of our revenues was derived from sales to foreign markets and we expect that a portion of our revenues will continue to be derived from sales to foreign markets in the future. Accordingly, we will be subject to all of the risks associated with foreign trade, which could have a material adverse effect on our operating margins and results of operations. These risks include:

o    shipping delays;

o    increased credit risks;

o    trade restrictions;

o    export duties and tariffs; and

o    international, political, regulatory and economic developments.

     We intend to expand our sales and marketing activities to foreign markets by, among other ways, seeking to establish relationships with foreign governmental agencies that typically operate telecommunications networks. To the extent that we are able to successfully expand sales of our products to foreign markets, we will become increasingly subject to foreign political and economic factors beyond our control, including governmentally imposed moratoriums on new business development as a result of budgetary constraints or otherwise, which could have a materially adverse effect on the our business. We also anticipate that the expansion of foreign operations will require us to devote significant resources to system installation, training and service.

Risks Related to Our Industry

Our Success is Highly Dependent on the Evolution of Our Overall Market.

     The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our future growth, if any, will depend on the continued trend of businesses to migrate to IP (H.323) based standards. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our new IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We Compete in a Highly Competitive Market and Many of Our Competitors Have Greater Financial Resources and Established Relationships with Major Corporate Customers.

     The video communications industry is highly competitive. We compete with manufacturers of video communications equipment, which include PictureTel, VTELCorporation and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered into the video communications market include AT&T, MCI WorldCom, some of the Regional Bell Operating Companies ("RBOC's"), and Sony Corporation. Many of these organizations have substantially greater financial and other resources than Wire One, furnish many of the same products and services provided by Wire One, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than Wire One, may continue to enter the video communications market.


Our Failure To Keep Pace With Rapid Change In The Video Communications Industry Could Have A Material Adverse Effect On Our Business, Financial Condition or Results Of Operations.

     The video communications industry is characterized by rapid change and frequent new product introductions. Our future success will depend in part on our ability to anticipate and to respond to changes in industry standards and advances in new technologies. We expect to update features and functions of Glowpoint. However, there can be no assurance that we will be able to introduce or integrate these new features and functions of our Glowpoint network in a timely manner consistent with the market opportunity or that, once introduced, these services will gain the market acceptance we expect. Delays in the introduction of new features and functions for Glowpoint or other new technologies could have a material adverse affect on our business, financial condition and results of operations.


Government Regulation Of Video Communications May Impact Our Business By Directly Or Indirectly Increasing Our Costs.

     We offer video communications services, in part, through data transmission over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. We currently are not subject to direct regulation by the Federal Communications Commission ("FCC") or any other governmental agency, other than regulations applicable to businesses generally.

     In the future, however, we could become subject to regulations by the FCC or other regulatory agencies as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and other regulatory changes that directly or indirectly affect costs imposed on telecommunications providers or increase the likelihood or scope of competition, could harm our business, financial condition or results of operations.


Risks Related to Our Stock

Potential for Adverse Effect on Stock Price from Shares Eligible for Future Sale

     Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of September 7, 2001, we had outstanding 24,100,408 shares of common stock, plus 10,747,468 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants, of which options and warrants to acquire 7,995,603 shares of common stock are currently exercisable. Substantially all of the outstanding shares of our common stock are either freely salable or salable subject to certain volume restrictions and manner of sale restrictions pursuant to Rule 144 of the Securities Act.

We May Issue Additional Shares and Dilute Your Ownership Percentage.

     Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Wire One. We may issue additional shares of common stock or preferred stock:

          o    to raise additional capital or finance acquisitions,

          o upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or

     As of September 7, 2001, there were outstanding warrants to acquire an aggregate of 3,717,938 shares of our common stock. Some of these warrants, unlike the common stock, provide for anti-dilution protection upon the issuances of stock below the exercise price of such warrants. If such a dilution event occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase resulting in dilution for holders of common stock.

Our Stock Price May Be Volatile Due to Factors Outside of Our Control.

     Our stock price could fluctuate due to the following factors, among others:

o Announcements of operating results and business conditions by our customers;

o Announcements by our competitors relating to new customers or technological innovations or new services;

o Economic developments in the telecommunications or multimedia industries as a whole;

o Political and economic developments in countries in which we have operations; and

o    General market conditions.

Our Anti-Takeover Defense Provisions May Deter Potential Acquirors and May Depress our Stock Price.

     Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wire One. These provisions provide for a classified board of directors and allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for Wire One stockholders to effect corporate actions. In addition, Section 203 of the Delaware General Corporation Law has the effect of restricting combinations between our company and certain of our stockholders without the approval of our board of directors.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive as much as approximately $6.2 million upon exercise of the outstanding warrants, if the warrants are exercised in full and the purchase price is paid in cash. See "Selling Stockholders" for a list of those persons and entities receiving proceeds from the sales of these shares.


                              SELLING STOCKHOLDERS


     The following table sets forth (i) the names of the selling stockholders,
(ii) the number of shares of common stock owned beneficially by each of them as of September 7, 2001, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." Pursuant to various agreements with the selling stockholders, we have filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they acquired in connection with our acquisitions of GeoVideo Networks, Inc., Advanced Acoustical Concepts, Inc., John Brooks Co., Inc., 2Confer L.L.C. and our private placement of common stock and warrants to purchase common stock conducted in August 2001. The following information is based upon information provided by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

     Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

     The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered. The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 24,100,408 shares of common stock outstanding as of September 7, 2001.


                                         Common Shares                            Common Shares          Percentage of
                                         Beneficially          Common Shares       Beneficially          Common Shares
                                        Owned Prior to        Offered by this      Owned After           Beneficially
Name of Selling Stockholder                Offering             Prospectus           Offering        Owned After Offering
------------------------------------ ---------------------- -------------------- -----------------  ------------------------
Brian Allain(1)..................              3,674                    3,674                -                  *
Eric Baum(2).....................              1,838                    1,838                -                  *
Garrett Feinberg(3)..............             13,781                   13,781                -                  *
John Fox(4)......................              2,756                    2,756                -                  *
Samantha Howley(5)...............              2,757                    2,757                -                  *
Peter Lee(6).....................             18,375                   18,375                -                  *
Terrence Montgomery(7)...........              1,838                    1,838                -                  *
Kevin Morris(8)..................              1,838                    1,838                -                  *
Matthew O'Connell(9).............             13,781                   13,781                -                  *
Ross Ogden(10)...................              1,838                    1,838                -                  *

Alan Plofker(11).................              4,593                    4,593                -                  *
David Schneid(12)................              1,838                    1,838                -                  *
Clifford Schorer(13).............              9,188                    9,188                -                  *
Philip Thompson(14)..............             13,781                   13,781                -                  *
Lucent Technologies, Inc.(15)....            498,042                  498,042                -                  *
Thomas Weisel Capital Partners LLC
   (16)..........................            539,547                  539,547                -                  *
Crest Entrepreneurs Fund, L.P.(17)            14,057                   14,057                -                  *
Crest Communications Partners,               483,987                  483,987                -                  *
   L.P.(18)......................
East River Ventures II, L.P.(19).            166,013                  166,013                -                  *
Tully Capital Partners, LLC.(20).             41,505                   41,505                -                  *
GeoVideo Networks, Inc.(21)......              2,490                    2,490                -                  *
American High Growth Equities
   Retirement Trust(22)..........            205,500                  205,500                -                  *
DMG Legacy Fund, LLC(23).........             50,197                   50,197                -                  *
DMG Legacy Institutional Fund
   LLC(24).......................             55,951                   55,951                -                  *
DMG Legacy International Ltd.(25)            167,852                  167,852                -                  *
Jack Gilbert(26).................             92,300                   54,800           37,500                  *
Oscar Private Equity Investments,
   L.P.(27)......................            205,500                  205,500                -                  *
S.A.C. Capital Associates, LLC(28)         1,096,000                1,096,000                -                  *
MRT, LP(29)......................             68,500                   68,500                -                  *
Polycom, Inc.(30)................            528,336                  274,000          254,336               1.05
ZG Consulting, LLC(31)...........            137,000                  137,000                -                  *
Baystar Capital LP(32)...........            636,443                  191,800          444,643                1.8
Baystar International, Ltd.(33)..            272,507                   82,200          190,307                  *
Eric T. Singer(34)...............            354,171                   14,110          215,061                  *
Eric T. Singer as Custodian for
   Brett Singer UGMA NY(35)......              4,110                    4,110                -                  *
Eric T. Singer as Custodian for
   Jamison Singer UGMA NY(36)....              4,110                    4,110                -                  *
Guarantee & Trust for Benefit of
   Aet P. Singer(37).............              4,110                    4,110                -                  *
Guarantee & Trust for Benefit of
   Eric Singer(38)...............              4,110                    4,110                -                  *
Otato LP(39).....................             54,800                   54,800                -                  *
Redwood Partners LLC(40).........             68,500                   68,500                -                  *
Peconic Fund, Ltd(41)............          1,545,679                  274,000        1,271,679                5.3
H.C. Wainwright & Co., Inc.(42)..            258,311                  125,000          133,311                  *
Scott A. Weisman(43).............            360,478                   26,350          209,128                  *
Lawrence F. Miller(44)...........             75,332                   75,332                -                  *
William Othick(45)...............             52,355                   52,355                -                  *
Wayne Lippy(46)..................             17,742                   17,742                -                  *
Jason Adelman(47)................            510,811                   66,000          319,811                  *
Jeffrey Brownell.................              3,035                    3,035                -                  *
Michael A. Brandofino(48)........              3,035                    3,035                -                  *
Francis J. Bott(49)..............              3,034                    3,034                -                  *
William A. Galbo II(50)..........              3,035                    3,035                -                  *
Debbie A. Mastrangelo(51)........              3,034                    3,034                -                  *
Matthew Balk(52).................            389,591                   19,500          245,091                  *
Barbara L. Godsey................                167                      167                -                  *
Bennett T. Crown.................                167                      167                -                  *
Richard Quattrocchi..............                167                      167                -                  *
Seth Catelli.....................              1,671                    1,671                -                  *
Anna Powell......................              1,671                    1,671                -                  *
Tracey T. Powell.................             11,542                   11,542                -                  *
Mutare, Inc......................             16,215                   16,215                -                  *
Patrick Howard...................                167                      167                -                  *
Steve Rossdeutcher...............              1,671                    1,671                -                  *


--------
*   Less than 1%

(1) Includes warrants to purchase 2,043 shares of common stock.

(2)  Includes warrants to purchase 1,022 shares of common stock.

(3)  Includes warrants to purchase 7,664 shares of common stock.

(4)  Includes warrants to purchase 1,533 shares of common stock.

(5)  Includes warrants to purchase 1,533 shares of common stock.

(6)  Includes warrants to purchase 10,218 shares of common stock.

(7)  Includes warrants to purchase 1,022 shares of common stock.

(8)  Includes warrants to purchase 1,022 shares of common stock.

(9)  Includes warrants to purchase 7,664 shares of common stock.

(10) Includes warrants to purchase 1,022 shares of common stock.

(11) Includes warrants to purchase 2,554 shares of common stock.

(12) Includes warrants to purchase 1,022 shares of common stock.

(13) Includes warrants to purchase 5,110 shares of common stock.

(14) Includes warrants to purchase 7,664 shares of common stock.

(15) Includes warrants to purchase 276,965 shares of common stock.

(16) Includes shares held by the following entities, each of which Thomas Weisel Partners LLC is the General Partner: (i) Thomas Weisel Capital Partners, L.P. holds 457,837 shares of common stock, which includes warrants to purchase 254,607 shares of common stock; (ii) TWP CEO Founders' Circle (QP), L. P. holds 38,646 shares of common stock, which includes warrants to purchase 21,491 shares of common stock; (iii) TWP CEO Founders' Circle (AI), L.P. holds 10,577 shares of common stock, which includes warrants to purchase 5,882 shares of common stock; (iv) Thomas Weisel Capital Partners Employee Fund, L.P holds 4,166 shares of common stock, which includes warrants to purchase 2,317 shares of common stock;
     (v) TWP 2000 Co-Investment Fund, L.P. holds 6,897 shares of common stock, which includes warrants to purchase 3,835 shares of common stock; (vi) Thomas Weisel Capital Partners (Dutch), L.P. holds 10,712 shares of common stock, which includes warrants to purchase 5,957 shares of common stock;
     (vii) Thomas Weisel Capital Partners (Dutch II), L.P. holds 10,712 shares of common stock, which includes warrants to purchase 5,957 shares of common stock.

(17) Includes warrants to purchase 7,817 shares of common stock. Mr. Kuster, a managing director of Crest Communications Holdings LLC, an affiliate of Crest Entrepreneurs Fund, L.P. and Crest Communications Partners, L.P., is a member of Wire One's board of directors.

(18) Includes warrants to purchase 269,148 shares of common stock. Mr. Kuster, a managing director of Crest Communications Holdings LLC, an affiliate of Crest Entrepreneurs Fund, L.P. and Crest Communications Partners, L.P., is a member of Wire One's board of directors.

(19) Includes warrants to purchase 92,321 shares of common stock.

(20) Includes warrants to purchase 23,081 shares of common stock.

(21) Includes warrants to purchase 1,385 shares of common stock.

(22) Includes warrants to purchase 55,500 shares of common stock.

(23) Includes warrants to purchase 13,557 shares of common stock.

(24) Includes warrants to purchase 15,111 shares of common stock.

(25) Includes warrants to purchase 45,332 shares of common stock.

(26) Includes warrants to purchase 27,300 shares of common stock.

(27) Includes warrants to purchase 55,500 shares of common stock.

(28) Includes warrants to purchase 296,000 shares of common stock.

(29) Includes warrants to purchase 18,500 shares of common stock.

(30) Includes warrants to purchase 124,050 shares of common stock. Polycom is currently Wire One's chief equipment supplier.

(31) Includes warrants to purchase 37,000 shares of common stock.

(32) Includes warrants to purchase 139,300 shares of common stock. Northbay Partners, LLC, of which Michael A. Roth and Brian J. Stark are the sole members, has sole voting and dispositive power over the shares of common stock held by BayStar Management, LLC and BayStar International, Ltd.

(33) Includes warrants to purchase 59,650 shares of common stock. Northbay Partners, LLC, of which Michael A. Roth and Brian J. Stark are the sole members, has sole voting and dispositive power over the shares of common stock held by BayStar Management, LLC and BayStar International, Ltd.

(34) Includes warrants to purchase 17,860 shares of common stock. Also includes 19,375 shares of common stock and warrants to purchase 238,936 shares of common stock owned by H.C. Wainwright & Co., Inc., of which Mr. Singer is a Managing Director.

(35) Includes warrants to purchase 1,110 shares of common stock.

(36) Includes warrants to purchase 1,110 shares of common stock.

(37) Includes warrants to purchase 1,110 shares of common stock.

(38) Includes warrants to purchase 1,110 shares of common stock.

(39) Includes warrants to purchase 14,800 shares of common stock.

(40) Includes warrants to purchase 18,500 shares of common stock.

(41) Includes warrants to purchase 324,250 shares of common stock.

(42) Includes warrants to purchase 238,936 shares of common stock. H.C. Wainright & Co., Inc. has in the past, and may in the future, provide investment banking services for Wire One.

(43) Includes warrants to purchase 57,319 shares of common stock. Also includes 19,375 shares of common stock and warrants to purchase 238,936 shares of common stock owned by H.C. Wainright & Co., Inc., of which Mr. Weisman is the President and a Managing Director.

(44) Mr. Miller is Wire One's Senior Vice President of Integration Services.

(45) Mr. Othick is Wire One's Vice President of Integration Services.

(46) Mr. Lippy is a consultant to Wire One.

(47) Includes warrants to purchase 135,500 shares of common stock. Also includes 19,375 shares of common stock and warrants to purchase 238,936 shares of common stock owned by H.C. Wainright & Co., Inc., of which Mr. Adelman is a Managing Director.

(48) Mr. Brandofino is presently serving as Wire One's Chief Technology
     Officer.

(49) Mr. Bott is presently serving as Wire One's Vice President of Sales.

(50) Mr. Galbo is presently serving as Wire One's Director of New Technology.

(51) Ms. Mastrangelo is presently serving as a Wire One Senior Account
     Executive.

(52) Includes warrants to purchase 60,718 shares of common stock. Also includes 19,375 shares of common stock and warrants to purchase 238,936 shares of common stock owned by H.C. Wainright & Co., Inc., of which Mr. Balk is a Managing Director.

                              PLAN OF DISTRIBUTION


     The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g)  through the writing of options on the shares;

     (h) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (i)  any combination of such methods of sale.

     The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities and Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

     The shares of common stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the common stock under the Securities Act of 1933.

     We will pay all expenses in connection with this offering (including the legal fees and expenses of certain of the selling stockholders), but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals.


                          DESCRIPTION OF COMMON STOCK

     We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. At the close of business on September 7, 2001 there were 24,100,408 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, holders of common stock are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may declare dividends only if there are funds legally available to pay for the dividends. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Wire One.

                                    EXPERTS


     The audited consolidated financial statements of Wire One incorporated by reference in this prospectus to Wire One's annual report on Form 10-K for the year ended December 31, 2000 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS


     Legal matters with respect to the validity of the securities offered hereby is being passed upon by Morrison & Foerster LLP, New York, New York.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained as prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the Commission's website referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Commission requires us to "incorporate" into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all shares covered by this prospectus:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2. Our Definitive Proxy Statement for the 2001 Annual Meeting of Stockholders, as supplemented;

     3. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001; and

     4. Our Current Report on Form 8-K filed with the Commission on August 1, 2001.


You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                           Wire One Technologies Inc.
                                225 Long Avenue
                           Hillside, New Jersey 07205
                        Attention: Kate McCrary Shuster
                           Telephone: (973) 282-2000

                                5,285,557 Shares



                                [Wire One Logo]





                                  Common Stock

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee...............................          $ 5,517
Accounting fees and expenses.......................            5,000
Legal fees and expenses............................           20,000
Printing costs.....................................            7,000
Miscellaneous......................................            2,483
---------------------------------------------------          --------

         Total.....................................          $40,000


Item 15.   Indemnification of Directors and Officers

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL. Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

Item 16.   Exhibits

Exhibit
Number   Description
------   -----------

3.1      Amended and Restated Certificate of Incorporation.(1)

3.2 Certificate of Amendment of View Tech, Inc. changing its name to Wire One Technologies, Inc.(2)

3.3      Amended and Restated Bylaws.(1)

4.1      Specimen Common Stock Certificate.(2)

5.1 Opinion of Morrison & Foerster LLP as to the legality of the common stock.(6)

10.1     Wire One Technologies, Inc. 2000 Stock Incentive Plan.(3)

10.2 Asset Purchase Agreement, dated July 21, 2000, among Wire One Technologies, Inc. , 2Confer L.L.C. and its members.(2)

10.3 Asset Purchase Agreement, dated October 6, 2000, among Wire One Technologies, Inc., Johns Brook Co., Inc. and its stockholders, as amended.(6)

10.4 Asset Purchase Agreement, dated May 30, 2001, among Wire One Technologies, Inc., GeoVideo Networks, Inc., Thomas Weisel Capital Partners LLC, Crest Communications Partners LP, East River Ventures II LP and Lucent Technologies, Inc.(4)

10.5 Form of Class A Warrant to Purchase Common Stock of Wire One Technologies, Inc.(4)

10.6 Form of Class B Warrant to Purchase Common Stock of Wire One Technologies, Inc.(4)

10.7 Asset Purchase Agreement, dated as of July 17, 2001, among Wire One Technologies, Inc., Advanced Acoustical Concepts, Inc., Lawrence F. Miller, William Othick and Wayne Lippy.(5)

10.8     Form of Subscription Agreement, dated August 8, 2001.(6)

10.9     Form of Warrant to Purchase Common Stock, dated August 8, 2001.(6)

10.10    Form of Warrant to Purchase Common Stock, dated August 8, 2001.(6)

10.11 Form of Registration Rights Agreement dated as of August 8, 2001 between Wire One Technologies, Inc. and the investors listed on the signature pages thereto.(6)

23.1     Consent of BDO Seidman, LLP.(6)

23.2 Consent of Morrison & Foerster LLP. (included in their opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included in the signature page contained in Part II of the Registration Statement).(6)

(1) Filed as an appendix to View Tech Inc.'s Registration Statement on Form S-4 (File No. 333-95145) and incorporated herein by reference.

(2) Filed as an exhibit to Wire One Technologies, Inc.'s Registration Statement on Form S-1 (Registration No. 333-42518), and incorporated herein by reference.

(3) Filed as an exhibit to Wire One Technologies, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, and incorporated herein by reference.

(4) Filed as an exhibit to Wire One Technologies, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on August 1, 2001, and incorporated herein by reference.

(6)  Filed herewith.


Item 17.   Undertakings

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Wire One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wire One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 14, 2001.


                                          WIRE ONE TECHNOLOGIES, INC.


                                          By: /s/ Richard Reiss
                                              ----------------------------------
                                              Richard Reiss
                                              Chairman, President and Chief
                                              Executive Officer



                               POWER OF ATTORNEY


     The undersigned hereby constitutes and appoints Richard Reiss and Jonathan Birkhahn, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by the registrant and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 14, 2001.


Signature                                                  Title
---------                                                  -----

/s/ RICHARD REISS                                          Chairman, President and Chief Executive Officer
------------------------------------                       (Principal Executive Officer)
Richard Reiss


/s/ CHRISTOPHER ZIGMONT                                    Chief Financial Officer
------------------------------------                       (Principal Financial and Accounting Officer)
Christopher Zigmont


/s/ LEO FLOTRON                                            Chief Operating Officer and Director
------------------------------------
Leo Flotron


/s/ JONATHAN BIRKHAHN                                      Executive Vice President Business Affairs,
------------------------------------                       General Counsel, Secretary and Director
Jonathan Birkhahn


/s/ LOUIS CAPOLINO                                         Director
------------------------------------
Louis Capolino


/s/ JAMES KUSTER                                           Director
------------------------------------
James Kuster


/s/ DEAN HILTZIK                                           Director
------------------------------------
Dean Hiltzik


/s/ PETER N. MALUSO                                        Director
------------------------------------
Peter N. Maluso
